Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144962, 333-133507, 333-124187, 33-53335, 33-53337 on Form S-8 of our reports dated February 29, 2008 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting standards in 2007 and 2006), relating to the consolidated financial statements and financial statement schedule of Bio-Rad Laboratories, Inc. and subsidiaries and the effectiveness of Bio-Rad Laboratories Inc.'s internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
San Francisco, California
February 29, 2007